Exhibit 10.38

SEVENTH AMENDMENT TO CREDIT AGREEMENT

THIS AMENDMENT TO CREDIT AGREEMENT (this “Amendment”) is entered into as of June 1, 2009, by and between NATURAL ALTERNATIVES INTERNATIONAL, INC., a Delaware corporation (“Borrower”), and WELLS FARGO BANK, NATIONAL ASSOCIATION (“Bank”).

RECITALS

WHEREAS, Borrower is currently indebted to Bank pursuant to the terms and conditions of that certain Credit Agreement between Borrower and Bank dated as of May 1, 2004, as amended from time to time (“Credit Agreement”).

WHEREAS, Bank and Borrower have agreed to certain changes in the terms and conditions set forth in the Credit Agreement and have agreed to amend the Credit Agreement to reflect said changes.

NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree that the Credit Agreement shall be amended as follows:

1. The first sentence of Section 1.1.(b) is hereby deleted in its entirety, and the following substituted therefor:

“Outstanding borrowings under the Line of Credit, to a maximum of the principal amount set forth above, shall not at any time exceed an aggregate of eighty-five percent (85%) of Borrower’s eligible accounts receivable, plus, thirty percent (30%) of the value of Borrower’s eligible raw materials inventory, plus forty percent (40%) of the value of Borrower’s eligible finished goods inventory (exclusive of work in process and inventory which is obsolete, unsaleable or damaged), with value defined as the lower of cost or market value, provided however, that outstanding borrowings against inventory shall not at any time exceed an aggregate of Three Million Seven Hundred Fifty Thousand Dollars ($3,750,000.00); and provided further, that outstanding borrowings against such inventory shall not at any time exceed eligible accounts receivable.”

2. Section 1.4.(a) is hereby deleted in its entirety, and the following substituted therefor:

“(a) Foreign Exchange Facility. Subject to the terms and conditions of this Agreement, Bank hereby agrees to make available to Borrower a facility (the “Foreign Exchange Facility”) under which Bank, from time to time up to and including November 1, 2010, will enter into foreign exchange contracts for the account of Borrower for the purchase and/or sale by

Borrower in United States dollars of foreign currencies designated by Borrower; provided however, that the contract limit shall not at any time exceed an aggregate of One Million Eight Hundred Thousand United States Dollars (US$1,800,000.00). No foreign exchange contract shall be executed for a term which extends beyond November 1, 2010. Borrower shall have a “Delivery Limit” under the Foreign Exchange Facility not to exceed at any time the aggregate principal amount of Zero United States Dollars (US$0.00) with PVD (“Payment versus Delivery”) which will require Borrower to provide funds before the currency is delivered and this will eliminate the 1 or 2 business day settlement period and mitigate settlement risk. All foreign exchange transactions shall be subject to the additional terms of a Foreign Exchange Agreement dated as of May 1, 2004 (“Foreign Exchange Agreement”), all terms of which are incorporated herein by this reference.”

3. Section 4.3 (d) is hereby deleted in its entirety, and the following substituted therefor:

“(d) not later than 15 days after and as of the end of each month, an inventory collateral report, Borrowing Base Certificate, an aged listing of accounts receivable and accounts payable, and a reconciliation accounts; not later than 15 days after and as of the 15th and last day of each month, semi-monthly collateral report if Borrower elects to use 35% concentration allowance for Mannatech, Inc. and a new account debtor acceptable to Bank, and not later than 30 days after and as of the end of each May and November, a list of the names, addresses and contact phone numbers of all Borrower’s account debtors;”

4. Sections 4.9.(c) and (d) are hereby deleted in their entirety, and the following substituted therefor:

“(c) Net income after tax for the fiscal quarter ending June 30, 2009 not less than $250,000.00 and for each fiscal quarter thereafter not less than $1.00; Net loss for the fiscal year ending June 30, 2009 not to exceed $5,000,000.00 and thereafter net income after tax not less than $750,000.00 on an annual basis, determined as of each fiscal year.

(d) Fixed Charge Coverage Ratio not less than -1.95 to 1.00 as of June 30, 2009, and not less than 1.25 to 1.00 as of each fiscal quarter end thereafter, determined on a rolling 4-quarter basis, with “Fixed Charge Coverage Ratio” defined as the aggregate of net profit after taxes plus depreciation expense, amortization expense and net contributions, divided by the aggregate of the current maturity of long-term debt and capitalized lease payments.”

5. Section 5.9. is hereby deleted in its entirety, and the following substituted therefor

“SECTION 5.9. PLEDGE OF ASSETS. Mortgage, pledge, grant or permit to exist a security interest in, or lien upon, all or any portion of Borrower’s assets now owned or hereafter acquired, except any of the foregoing in favor of Bank or which is existing as of, and disclosed to Bank in writing prior to, the date hereof, and liens to the extent they secure the debt permitted under Section 5.4 hereof.”

6. Section 7.4. is hereby deleted in its entirety, and the following substituted therefor:

“7.4 SUCCESSORS, ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the heirs, executors, administrators, legal representatives, successors and assigns of the parties; provided however, that Borrower may not assign or transfer its interest hereunder without Bank’s prior written consent, Bank reserves the right to sell, assign, transfer, negotiate or grant participations in all or any part of, or any interest in, Bank’s rights and benefits under each of the Loan Documents. In connection therewith, Bank may disclose all documents and information which Bank now has or may hereafter acquire relating to any credit subject hereto, Borrower or its business, or any collateral required hereunder.”

7. Except as specifically provided herein, all terms and conditions of the Credit Agreement remain in full force and effect, without waiver or modification. All terms defined in the Credit Agreement shall have the same meaning when used in this Amendment. This Amendment and the Credit Agreement shall be read together, as one document.

8. Borrower hereby remakes all representations and warranties contained in the Credit Agreement and reaffirms all covenants set forth therein. Borrower further certifies that as of the date of this Amendment there exists no Event of Default as defined in the Credit Agreement, nor any condition, act or event which with the giving of notice or the passage of time or both would constitute any such Event of Default.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the day and year first written above.

NATURAL ALTERNATIVES INTERNATIONAL, INC.		WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ Mark A. LeDoux	By:	/s/ Bernie Palmer
Bernie Palmer
Title:	CEO		Vice President

By:	/s/ Kenneth Wolf

Title:	CFO